As filed with the Securities and Exchange Commission on February 1, 2002

                                                    Registration No. ___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                       ATLANTIC TECHNOLOGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                      8731                   36-3898269
      (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction of       Industrial Classification     Identification No.)
     incorporation or              Code Number)
       organization)


                                350 Fifth Avenue
                                   Suite 5507
                            New York, New York 10118
                                 (212) 267-2503
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ----------------

                             FREDERIC P. ZOTOS, ESQ.
                                    President
                                350 Fifth Avenue
                                   Suite 5507
                            New York, New York 10118
                                 (212) 267-2503
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                    COPY TO:

                               EZRA G. LEVIN, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

      Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling shareholders after this registration statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                        Proposed
                           Number of     Maximum      Proposed
    Title of Shares        Shares       Offering      Maximum       Amountof
   to be Registered         to be         Price       Aggregate     Registration
                          Registered    Per Share(1)  Offering      Fee Price(1)
-------------------------------------------------------------------------------

Common stock, par value     8,333,318      $ .265    $2,208,329.27    $527.79
$.001 per share (2)
-------------------------------------------------------------------------------

Common stock, par value     8,333,318      $ .265    $2,208,329.27    $527.79
$.001 per share (3)
-------------------------------------------------------------------------------

Common stock, par value      833,331       $ .265     $220,832.72      $52.78
$.001 per share (4)
-------------------------------------------------------------------------------

Common stock, par value      70,000        $ .265      $18,550.00      $4.43
$.001 per share (5)
-------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for the common stock reported on the NASD Over-the-Counter Bulletin Board on January 29, 2002.

(2) Represent shares of our common stock issued under the securities purchase agreement dated as of November 2, 2001, between Atlantic Technology Ventures, Inc. and the investors.

(3) Represent shares of our common stock that are issuable upon exercise of warrants issued to the investors under the securities purchase agreement.

(4) Represent shares of our common stock that are issuable upon exercise of warrants issued to Joseph Stevens & Company, Inc., the placement agent, under the placement agent agreement dated as of November 6, 2001 between Atlantic and Joseph Stevens, for services rendered relating to the private placement of our stock.

(5) Represent shares of our common stock that we agreed to issue to each of BH Capital Investments, L.P. and Excalibur Limited Partnership in return for their commitment to provide us with financing in connection with an asset purchase for which we had submitted a bid.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                17,569,967 SHARES

                       ATLANTIC TECHNOLOGY VENTURES, INC.

                                  COMMON STOCK

      The shares of common stock of Atlantic Technology Ventures, Inc. ("Atlantic") covered by this prospectus are being offered and sold by certain selling shareholders listed in this prospectus.

      Atlantic's common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "ATLC.OB".

      Investing in Atlantic's common stock involves risks. See "Risk Factors" beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this Prospectus is ___________, 2002.

                                TABLE OF CONTENTS


RISK FACTORS.................................................................3

USE OF PROCEEDS..............................................................9

SELLING SHAREHOLDERS........................................................10

PLAN OF DISTRIBUTION........................................................12

EXPERTS.....................................................................13

ADDITIONAL INFORMATION......................................................13

Commission's Position On Indemnification For Securities Act
Liabilities.................................................................13

INCORPORATION BY REFERENCE..................................................13

                                  RISK FACTORS

      Investing in our common stock is very risky, and you should be able to bear losing your entire investment. You should carefully consider the risks presented by the following factors.

                    Risks Related To Our Financial Condition

Because we have not completed developing any of our products or generated any product sales, we expect to incur significant operating losses over the next several years and our ability to generate profits in the future is uncertain.

      We have never been profitable and we may never become profitable. As of September 30, 2001, we had an accumulated deficit of $26,163,254. All of our technologies are in the research and development stage, which requires substantial expenditures. Our operating loss from inception includes revenues consisting of milestone payments and development revenue, including a profit component, by Bausch & Lomb in connection with development of the Catarex device, and a government grant. In March 2001, we received $2.4 million of net proceeds from the sale of substantially all of the assets of Optex Ophthalmologics, Inc., our 81.2%-owned subsidiary. At the conclusion of this sale of assets, we terminated our agreement with Bausch & Lomb that generated the revenue described above. We do not have a current source of revenue nor do we expect to generate any additional revenues in the near future. We expect to incur significant operating losses over the next several years, primarily due to continued and expanded research and development programs, including preclinical studies and clinical trials for our products and technologies under development, as well as costs incurred in identifying and possibly acquiring additional technologies.

      We do not expect to generate any additional revenues in the near future.

If we do not obtain additional funding, our ability to develop our technologies will be materially adversely affected.

      We will need substantial additional funds to develop our technologies. We will seek those funds through public or private equity or debt financings, through collaborative arrangements or from other sources (including exercise of the warrants we have issued giving the holder the right to purchase shares of our capital stock for a stated exercise price). Funding may not, however, be available on acceptable terms, if at all. Additionally, because our common stock has been delisted from Nasdaq, it may be more difficult to obtain additional funding. Furthermore, pursuant to the common stock purchase agreement with Fusion Capital, and until its termination, we have agreed not to issue any variable-priced equity or variable-priced equity-like securities unless we have obtained Fusion Capital's prior written consent. This may further impede our ability to raise additional funding. In addition, because our stock price is below the floor price of $0.68, we cannot draw funds pursuant to the Fusion Capital Agreement described in the SEC Documents. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations, which will have a material adverse effect on our business.

      As of September 30, 2001, we had a cash and cash equivalents balance of $440,558. We anticipate that our current resources (including the $2 million proceeds of the first closing of our recent private placement) will be sufficient to finance our currently anticipated needs for operating and capital expenditures for the next six months. If the investors in our recent private placement elect to invest an additional $1,000,000, we anticipate that our resources would be sufficient to finance our currently anticipated needs for operating and capital expenditures for the next 12 months. We can, however, give no assurance that we will receive any additional proceeds from the recent private placement. We plan on performing further tests on CT-3 during the first six months of 2002. If the results of these tests are not promising, our ability to raise additional funds may be adversely affected.

                       Risks Related To Our Operations

We have a limited operating history upon which to base an investment decision.

      We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

      o continuing to undertake pre-clinical development and clinical trials;

      o     participating in regulatory approval processes;

      o     formulating and manufacturing products; and

      o     conducting sales and marketing activities.

      Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our common stock.

We are in the early stages of developing our technologies and may not succeed in developing commercially viable products.

      To be profitable, we must, alone or with others, successfully commercialize our technologies. Our technologies are, however, in early stages of development, will require significant further research, development and testing, and are subject to the risks of failure inherent in developing products based on innovative or novel technologies. They are also rigorously regulated by the federal government, particularly the U.S. Food and Drug Administration, or "FDA," and by comparable agencies in state and local jurisdictions and in foreign countries. Each of the following is possible with respect to any one of our products:

      o that we will not be able to maintain our current research and development schedules;

      o that, in the case of one of our pharmaceutical technologies, we will not be able to enter into human clinical trials because of scientific, governmental or financial reasons, or that we will encounter problems in clinical trials that will cause us to delay or suspend development of one of the technologies;

      o     that the product will be found to be ineffective or unsafe;

      o that government regulation will delay or prevent the product's marketing for a considerable period of time and impose costly procedures upon our activities;

      o that the FDA or other regulatory agencies will not approve a given product or will not do so on a timely basis;

      o that the FDA or other regulatory agencies may not approve the process or facilities by which a given product is manufactured;

      o that our dependence on others to manufacture our products may adversely affect our ability to develop and deliver the products on a timely and competitive basis;

      o that, if we are required to manufacture our own products, we will be subject to similar risks regarding delays or difficulties encountered in manufacturing the products, will require substantial additional capital, and may be unable to manufacture the products successfully or in a cost-effective manner;

      o that the FDA's policies may change and additional government regulations and policies may be instituted, both of which could prevent or delay regulatory approval of our potential products; or

      o that we will be unable to obtain, or will be delayed in obtaining, approval of a product in other countries, because the approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval.

      Similarly, it is possible that, for the following reasons, we may be unable to commercialize, or receive royalties from the sale of, any given technology, even if it is shown to be effective:

      o     if it is uneconomical;

      o if, in the case of one of our pharmaceutical technologies or the Catarex device, it is not eligible for third-party reimbursement from government or private insurers;

      o if others hold proprietary rights that preclude us from commercializing it;

      o     if others have brought to market equivalent or superior products;

      o if others have superior resources to market similar products or technologies;

      o if government regulation imposes limitations on the indicated uses of a product, or later discovery of previously unknown problems with a product results in added restrictions on the product or results in the product being withdrawn from the market; or

      o if it has undesirable or unintended side effects that prevent or limit its commercial use.

We are dependent on others for the clinical development and regulatory approvals of our products.

      We anticipate that we will in the future seek to enter into collaborative agreements with pharmaceutical companies for the development of, clinical testing of, seeking of regulatory approval for and commercialization of certain of our pharmaceutical products. We may in the future grant to our collaborative partners, if any, rights to license and commercialize any pharmaceutical products developed under these collaborative agreements and such rights would limit our flexibility in considering alternatives for the commercialization of such products. Under such agreements, we may rely on our collaborative partners to conduct research efforts and clinical trials on, obtain regulatory approvals for, manufacture, market and commercialize certain of our products. Although we believe that our collaborative partners will have an economic motivation to commercialize the pharmaceutical products that they may license, the amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. To the extent that we decide not to, or are unable to, enter into any such collaborative arrangements, significant capital expenditures, management resources and time will be required to establish and develop in-house capabilities for the development of, clinical testing of, seeking of regulatory approval for and commercialization of certain of our pharmaceutical products. There can be no assurance that we will be successful in establishing any collaborative arrangements, or that, if established, such future partners will be successful in commercializing products or that we will derive any revenues from such arrangements. In addition, if we are unsuccessful in establishing such future collaborative arrangements, there can be no assurance that we will be able to establish in-house capabilities for the development of, clinical testing of, seeking of regulatory approval for and commercialization of certain of our pharmaceutical products.

We lack manufacturing experience and will rely on third parties to manufacture our potential products.

      We do not have a manufacturing facility. We have contracted with Iris Pharmaceuticals, Inc. for clinical trial materials for CT-3. While we believe that this arrangement should provide us with sufficient clinical trial materials through Phase II human clinical testing, we do not currently have a second manufacturer of clinical trial materials for commercialization and there can be no assurance that we will be able to identify and qualify any such manufacturers, and, if able to do so, that any such manufacturing agreements will contain terms that are favorable to us, if at all. We have and will rely on contract manufacturers for the foreseeable future to produce quantities of products and substances necessary for research and development, pre-clinical trials, human clinical trials and product commercialization. There can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable. There can be no assurance that third party manufacturers will be able to meet our needs with respect to timing, quantity and quality. If we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our research and development, pre-clinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Any such delay may have a materially adverse effect on our business, financial condition and results of operations. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practice ("GMP") regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our products will not be granted. To the extent that we decide not to, or is unable to, enter into further collaborative arrangements with respect to the manufacture of clinical trial materials for its products, or in the event that our contract manufacturing agreement with Iris Pharmaceuticals, Inc. is terminated or proves to be inadequate for our manufacturing needs, significant capital expenditures, management resources and time will be required to establish and develop a manufacturing facility and to assemble a team of professionals with the technical expertise to perform such manufacturing. There can be no assurance that we will be able to establish and develop a manufacturing facility and to assemble a team of professional with the technical expertise to perform manufacturing and such failure would likely have a materially adverse effect on us.

We lack sales and marketing experience and will rely on third parties.

      We have no experience in sales, marketing or distribution. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success may depend, in part, on our ability to enter into and maintain such collaborative relationships, the collaborator's strategic interest in the products under development, and such collaborator's ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of its proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the United States or overseas.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

      Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We cannot predict:

      o the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

      o     if and when patents will issue;

      o whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

      o whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

      Our product candidates could infringe the proprietary rights of other parties. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

      o obtain licenses, which may not be available on commercially reasonable terms, if at all;

      o     redesign our products or processes to avoid infringement;

      o     stop using the subject matter claimed in the patents held by others;

      o     pay damages; or

      o defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

We rely on technologies that are licensed from third parties.

      We have entered into certain agreements with, and licensed certain technology and compounds from, third parties. We have relied on scientific, technical, clinical, commercial and other data supplied and disclosed by others in entering into these agreements and will rely on such data in support of development of certain products. Although we have no reason to believe that this information contains errors of omission or fact, there can be no assurance that there are no errors of omission or fact that would materially adversely affect the future approvability or commercial viability of these products.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

      The testing and marketing of medical products entail an inherent risk of product liability. Some of our license agreements require us to obtain product liability insurance when we begin clinical testing or commercialization of our proposed products and to indemnify our licensors against product liability claims brought against them as a result of the products developed by us. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Any breach by us of environmental regulations could result in our incurring significant costs.

      Federal, state and local laws, rules, regulations and policies govern our use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although we believe that we have complied with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, our research and development activities involve the controlled use of hazardous materials and we cannot eliminate the risk of accidental contamination or injury from these materials, although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations. In the event of an accident, we could be held liable for any resulting damages and we do not have insurance to cover this contingency.


                         Risks Related to Our Securities

We have been delisted from Nasdaq, and the resulting market illiquidity could adversely affect our ability to raise funds.

      On August 22, 2001, our securities were delisted from trading on Nasdaq. Since then, any trading in the securities has been conducted on the National Association of Securities Dealers' "Electronic Bulletin Board." This could affect adversely the liquidity of our securities, not only in terms of the number of securities that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us. This may result in lower prices for our securities than might otherwise be attained and could also result in a larger spread between the bid and asked prices for our securities. In addition, our delisting could adversely affect our ability to raise funds.

      In addition, our common stock is a "penny stock." Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny stock transactions.

Our stock price is, and we expect it to remain, volatile, which could limit investors' ability to sell stock at a profit.

            The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

      o publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

      o delay or failure in initiating, completing or analyzing pre-clinical or clinical trials or unsatisfactory design or result of these trials;

      o achievement or rejection of regulatory approvals by our competitors or us;

      o announcements of technological innovations or new commercial products by our competitors or us;

      o     developments concerning proprietary rights, including patents;

      o     developments concerning our collaborations;

      o     regulatory developments in the United States and foreign countries;

      o     economic or other crises and other external factors;

      o period-to-period fluctuations in our revenue and other results of operations;

      o     changes in financial estimates by securities analysts; and

      o     sales of our common stock.

      We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

      In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Trading in our stock over the last 12 months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

      The average daily trading volume in our common stock was approximately 27,000 shares and the average daily number of transactions was approximately 20 over the last 12 months. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices. Also, the sale of a large block of our securities could depress the price of our securities to a greater degree than a company that typically has higher volume of trading of securities.

Because holders of our Series A preferred stock have rights superior to those of the holders of our common stock, in certain circumstances holders of our common stock may be adversely affected.

      Holders of shares of our outstanding Series A preferred stock can convert each share into 3.27 shares of our common stock without paying us any cash. The conversion price of shares of Series A preferred stock is $3.06 per share of common stock. Both the conversion rate and the conversion price may be adjusted in favor of holders of shares of Series A preferred stock upon certain triggering events. Accordingly, the number of shares of common stock that holders of shares of Series A preferred stock receive upon conversion may increase, which may result in substantial dilution to the common stockholders and could adversely affect the prevailing market price of our securities.

      In addition, each February 7 and August 7 we are obligated to pay dividends, in arrears, to the holders of shares of Series A preferred stock, and the dividends consist of 0.065 additional shares of Series A preferred stock for each outstanding share of Series A preferred stock. Our issuing additional shares of Series A preferred stock without payment of any cash to us could adversely affect the prevailing market price of our securities.

      If we are liquidated, sold to or merged with another entity (and we are not the surviving entity after the merger), we will be obligated to pay holders of shares of Series A preferred stock a liquidation preference of $13.00 per share before any payment is made to holders of shares of common stock. After payment of the liquidation preference, we might not have any assets remaining to pay the holders of shares of common stock. The liquidation preference could adversely affect the market price of our securities.

      The holders of shares of Series A preferred stock have rights in addition to those summarily described. A complete description of the rights of the Series A preferred stock is contained in the certificate of designations of the Series A preferred stock filed with the Secretary of State of Delaware.

Sale of shares of our common stock to Fusion Capital may cause dilution, and sale of those shares by Fusion Capital could cause the price of our common stock to decline.

      Under an equity-line-of-credit arrangement, Fusion Capital has committed to purchasing $6,000,000 of our common stock. Our stock price is currently below the $0.68 minimum required in order for us to be able to sell shares of our common stock to Fusion, but if in the future our stock price exceeds this minimum, we may elect to sell shares of our common stock to Fusion under the equity-line-of-credit arrangement. In addition, Fusion Capital recently waived the $0.68 minimum and on November 30, 2001, purchased from us under the equity-line-of-credit arrangement 416,667 shares of our common stock at a price per share of $0.24, representing an aggregate purchase price of $100,000.

      The purchase price for the common stock to be issued to Fusion Capital under our common stock purchase agreement with Fusion Capital will fluctuate based on the closing price of our common stock. Fusion Capital may at any time sell none, some or all of the shares of common stock purchased from us. Depending upon market liquidity at the time, sale by Fusion of shares we issue to them could cause the trading price of our common stock to decline. Sale of a substantial number of shares of our common stock by Fusion, or anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a time and at a price that it might otherwise wish to effect sales.

The existence of the agreement with Fusion Capital to purchase shares of our common stock could cause downward pressure on the market price of our common stock.

      Both the actual dilution and the potential for dilution resulting from any sales of our common stock to Fusion Capital could cause holders to elect to sell their shares of our common stock, which could cause the trading price of our common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of our common stock due to the shares available for sale by Fusion Capital could refrain from purchases or effect sales in anticipation of a decline of the market price.


                                 USE OF PROCEEDS

      We will not receive any proceeds from any sales of the shares.

                             SELLING SHAREHOLDERS

      On December 3, 2001, we issued in a private placement to certain investors, 8,333,318 shares of our common stock and issued to the investors warrants to acquire a further 8,333,318 shares of our common stock. We also issued to the placement agent in the private placement, Joseph Stevens & Company, Inc., warrants to acquire 833,331 shares of our common stock. (These transactions are described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2001.)

      On August 1, 2001, we agreed to issue 35,000 shares of our common stock to each of BH Capital Investments, L.P. and Excalibur Limited Partnership in return for their commitment to provide us with $3.5 million of financing in connection with an asset purchase for which we had submitted a bid. We subsequently issued those shares but ultimately did not purchase those assets. In issuing these shares, we relied on the exemption from registration provided by Regulation D of the Securities Act.

      The table below sets forth information as of January 29, 2002, regarding the beneficial ownership of shares of common stock by the selling shareholders. The information regarding the selling shareholders' beneficial ownership after this offering assumes that all the shares of common stock offered by this prospectus are sold. The presentation is based on the 16,004,599 shares of our common stock that were outstanding on January 29, 2002.


                                                          Number of
                                                          shares
                                                          included in
                        Number of       Number of         this offering
                        shares          outstanding       that are         Number of       Percedntage of
                        beneficially    shares            issuable upon    shares owned    the shares
                        owned prior to  included in       exercise of      subsequent to   owned after
Selling Shareholder     this offering   this offering     warrant          this offering   this offering
-------------------     -------------   -------------     -------------    -------------   -------------

Lindsay A. Rosenwald      4,665,904(1)   2,083,333         2,083,333         499,238          3.1%
Neal Ackerman and
Martha Ackerman JT WROS   1,250,000        625,000           625,000               0          --
J. William Doyle            833,332        416,666           416,666               0          --
Louis Reif                  833,332        416,666           416,666               0          --
Delaware Charter
Guarantee & TR
F/B/O Howard
Tanning IRA                 833,332        416,666           416,666               0          --
Morris Arnston              416,666        208,333           208,333               0          --
Braziel Family
Trust D/T/D
9/7/95, Ronald &
Debra Braziel
Trustees                    421,666        208,333           208,333           5,000          *
Industrial
Electronics                 416,666        208,333           208,333               0          --
John Dunkin                 416,666        208,333           208,333               0          --
R. Craig Fetz               512,940(2)     208,333           208,333          96,274          *
John Goodman                416,666        208,333           208,333               0          --
Stephen & Pilar
Lebovitz JT WROS            416,666        208,333           208,333               0          --
Stephen Lisenby             416,666        208,333           208,333               0          --
Harvey Lustig &
Ronnie Lustig JT
WROS                        420,666        208,333           208,333           4,000          *


                                       10


                                                          Number of
                                                          shares
                                                          included in
                        Number of       Number of         this offering
                        shares          outstanding       that are         Number of       Percedntage of
                        beneficially    shares            issuable upon    shares owned    the shares
                        owned prior to  included in       exercise of      subsequent to   owned after
Selling Shareholder     this offering   this offering     warrant          this offering   this offering
-------------------     -------------   -------------     -------------    -------------   -------------


Nasser & Co. CPA            416,666        208,333           208,333               0          --
Michael Pinney              416,666        208,333           208,333               0          --
Nancy Pudelsky &
David Pudelsky JT
WROS                        416,666        208,333           208,333               0          --
Suzanne Schiller            416,666        208,333           208,333               0          --
Lucile Slocum               416,666        208,333           208,333               0          --
Carolyn Taylor              416,666        208,333           208,333               0          --
Gregg Dovolis               208,332        104,166           104,166               0          --
Richard Friedman            212,632(3)     104,166           104,166           4,300          *
Robert Guercio              208,332        104,166           104,166               0          --
Thomas Hashem               208,332        104,166           104,166               0          --
Norman Jacob                208,332        104,166           104,166               0          --
John Kuehn                  208,332        104,166           104,166               0          --
Hyman Lezell
Revocable
Inter-Vivos Trust           242,190(4)     104,166           104,166          33,858          *
Delaware Charter
Guarantee & Tr
F/B/O Richard
Pellegrino IRA              208,332        104,166           104,166               0          --
Robert Pellegrino
Profit Sharing Plan         208,332        104,166           104,166               0          --
Ivy Scheinholz              208,332        104,166           104,166               0          --
William Silver              227,007(5)     104,166           104,166          18,675          *
Praful Desai                125,000         62,500            62,500               0          --
George Kimble &
Mary Ellen Kimble
JT WROS                      83,332         41,666            41,666               0          --
Joseph Stevens &
Company, Inc.             1,283,331(6)           0           833,331         450,000          2.7%
B.H. Capital
Investments, L.P.           156,756(6)      35,000                 0         121,756          --
Excalibur Limited
Partnership                 156,756(6)      35,000                 0         121,756          --

--------------------------------------------------------------------------------
*     Less than 1%.

(1) Includes 154,350 shares of common stock issuable upon conversion of 47,202 shares of Series A preferred stock convertible within 60 days of January 29, 2002. Also includes 190 shares of common stock held by June Street Corporation and 190 shares of common stock held by Huntington Street Corporation. Dr. Rosenwald is the sole proprietor of both June Street Corporation and Huntington Street Corporation.


(2) Includes 89,519 shares of common stock issuable upon conversion of 27,376 shares of Series A preferred stock convertible within 60 days of January 29, 2002.

(3)   Includes 4.000 shares of common stock held jointly with another person.

(4) Includes 33,510 shares of common stock issuable upon conversion of 10,248 shares of Series A preferred stock convertible within 60 days of January 29, 2002.

(5) Includes 5,700 shares of common stock held jointly with another person and 8,175 shares of common stock issuable upon conversion of 2,500 shares of Series A preferred stock convertible within 60 days of January 29, 2002.

(6) Includes 450,000 shares of common stock issuable upon exercise of three warrants exerciseable within 60 days of January 29, 2002.

(7) Includes 77,000 shares of common stock issuable upon exercise of warrants exerciseable within 60 days of January 29, 2002.

      The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them hereby will be the purchase price of common stock less discounts and commissions, if any.


                             PLAN OF DISTRIBUTION

      The selling shareholders, which term includes their successors, transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The common stock may be sold by any selling shareholder in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions (1) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or (5) through the settlement of short sales. In connection with the sale of our common stock or otherwise, any selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

      Each selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

      Our outstanding common stock is listed for trading on the NASD Over-the-Counter Bulletin Board under the symbol "ATLC.OB".

      Any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

      To the extent required, the common stock to be sold, the name of each selling shareholder, the respective purchase prices and the public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the selling shareholders may be required to make in respect of such liabilities.


                                   EXPERTS

      The consolidated financial statements of Atlantic Technology Ventures, Inc. and subsidiaries (a development stage company) as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, and for the period from July 13, 1993 (inception) to December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      Certain legal matters in connection with the shares of our common stock offered for resale in this prospectus have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.


                            ADDITIONAL INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 233 Broadway, New York, New York 10279, and 500 West Madison Street, Chicago, Illinois 60601. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.


   COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      In the Commission's opinion, indemnification for certain acts of directors, officers and controlling persons is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Atlantic in the successful defense of any action, suit or proceeding) is asserted by any Atlantic director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Atlantic is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.


                          INCORPORATION BY REFERENCE

      o Incorporated by reference into this prospectus is the information set forth in the following documents:

      o our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

      o our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

      o our Current Reports on Form 8-K filed January 24, 2001, January 30, 2001, February 5, 2001, March 14, 2001, March 16, 2001, May 16,
            2001, May 23, 2001 and December 6, 2001;

      o the description of our capital stock set forth in our Registration Statement under the Securities Exchange Act;

      o all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

      o all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

      We will furnish to any person to whom this prospectus is delivered, without charge, a copy of these documents upon written or oral request to Nicholas J. Rossettos, Corporate Secretary, 350 Fifth Avenue, Suite 5507, New York, New York 10118, tel. (212) 267-2503. A copy of any exhibits to these documents will be furnished to any shareholder upon written or oral request and payment of a nominal fee.

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.


                                17,569,967 SHARES


                       ATLANTIC TECHNOLOGY VENTURES, INC.


                                  COMMON STOCK

                            -----------------------

                                   PROSPECTUS
                            -----------------------

                                 _________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

      The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:


                                                                        Total
                                                                        -----
SEC registration fee (actual) .......................................$1,112.79
Accounting fees and expenses ...........................................$5,000
Legal fees and expenses.................................................$5,000
Printing and engraving expenses.........................................$1,000
Miscellaneous expenses..................................................$1,000


Item 15.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      The Registrant's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16.  Exhibits

Exhibit No.  Description
-----------  ------------

5.1*..       Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*.       Consent of KPMG LLP.

23.2* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

----------------------
*  Filed herewith


Item 17.  Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

      ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports file with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 1, 2002.

                                    By:   /s/ Frederic P. Zotos
                                         -------------------------------------
                                          Frederic P. Zotos
                                          President and Chief Executive Officer


                              POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederic P. Zotos, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date
---------                     -----                         ----

/s/ Frederic P. Zotos         President and Chief           February 1, 2002
--------------------          Executive Officer
Frederic P. Zotos

/s/ Nicholas J. Rossettos     Treasurer, Secretary, and     February 1, 2002
--------------------          Chief Financial Officer
Nicholas J. Rossettos

/s/ Steve H. Kanzer           Director                      February 1, 2002
--------------------
Steve H. Kanzer

/s/ Peter O. Kliem            Director                      February 1, 2002
--------------------
Peter O. Kliem

/s/ A. Joseph Rudick          Director                      February 1, 2002
--------------------
A. Joseph Rudick

                              EXHIBIT INDEX

Exhibit No.   Description
-----------   ------------

5.1*           Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*          Consent of KPMG LLP.

23.2* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

-----------------------
*  Filed herewith